EXHIBIT 4.7


TAT Credit Line Agreement


                              CREDIT LINE AGREEMENT
                              ---------------------

This Credit Line Agreement (the "Agreement") is made as of the 15th day of June, 2004 BY AND BETWEEN

(1) TAT Technologies Ltd. (the "Company"), an Israeli public company, whose shares are traded on Nasdaq, having its registered office at the Industrial Zone Yasur, Gedera, Israel; and

(2) TA-TOP, Limited Partnership ("TATOP") (Registration Number: 550216964), a limited partnership wholly owned by (x) TA-TEK Ltd., the General Partner of TATOP, an Israeli private company, wholly owned by FIMI Opportunity Fund, L.P., a limited partnership formed under the laws of the State of Delaware, and by (y) FIMI Israel Opportunity Fund, Limited Partnership, a limited partnership, registered in Israel (the "Opportunity Fund").

                                     RECITAL
                                     -------

WHEREAS, the Company has requested that TATOP make available to the Company, and TATOP has agreed to make available to the Company, a line of credit (the "Credit Line"), all upon the terms and conditions more fully set forth herein, which Credit Line shall come into effect as of the Closing (as such term is defined in that certain Share Purchase Agreement (the "SPA")) entered into by the Company and TATOP on the date hereof).

     THEREFORE, in consideration of the foregoing, the parties, intending to be legally bound, agree as follows:

1.   CREDIT LINE
     -----------

Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations and warranties set forth in the SPA (which representations and warranties shall survive the Closing and shall remain in effect until the second anniversary of the Closing on which date they shall expire and be of no force and effect for all intents and purposes, including for the purpose of this Agreement. TATOP agrees to make available to the Company, effective as of the Closing Date (as such term us defined in the SPA), the Credit Line, all upon the following terms and conditions:

     (i) General. The aggregate amount of Credit Line provided by TATOP and available to be drawn upon by the Company shall be US$2 million (the "Credit Amount").

     (ii) Single Installment. The Company shall be entitled to draw any amount up to the Credit Amount in a one-time single installment. The amount to be drawn (the "Loan"), shall be in the amount set forth in the Disbursement Request (as defined below) and shall be delivered to TATOP, against the receipt of a non-assignable note (the "Note") executed by the Company to the order of TATOP only, in the form attached hereto as Exhibit A.

TAT Credit Line Agreement


Notwithstanding anything to the contrary contained herein, no amount may be drawn on the Credit Line if: (a) one or more of the Events of Default described in Section 3(a) below has occurred; or (b) the average closing price of the Company's Ordinary Shares as recorded on the Nasdaq over the 90 consecutive trading days prior to the Request Date (as defined below) is lower than US$5.00, or (c) the closing price of the Company's Ordinary Shares as recorded on the NASDAQ at any time during the 30 consecutive trading days prior to the Request Date is lower than US$2.06.

For the avoidance of doubt, it is hereby underlined that this Agreement constitutes a binding and, except as expressly set forth herein, independent obligation (including, but not limited to, the obligation to provide the Loan at the request of the Company in accordance with the terms contained herein) of TATOP enforceable against TATOP, and shall not be affected by whether or not, at any time, TATOP holds any shares of the Company or the circumstances (including in the financial markets) will be changed for any reason. TATOP. may not set off or hold the Credit Amount for any reason.

     (iii) Disbursement Request. The Loan shall be made available to the Company by no later than 14 business days following the date on which TATOP receives a written disbursement request (the "Disbursement Request") from the Company, which request shall state the amount which the Company elects to borrow from TATOP, provided that such amount shall not be less than US$1,000,000 and shall not exceed the Credit Amount. The date on which such Disbursement Request is delivered to TATOP shall be referred to herein as the "Request Date".

The Disbursement Request may be delivered to TATOP by no later than 14 business days prior to the termination of the Availability Period (as defined below).

     (iv) Credit Line Term. The Credit Line will be made available to the Company as of the Closing and for a period of 54 months following the Closing (the "Availability Period"); provided, however, that upon the making of the Loan in accordance with the Disbursement Request, any balance of the Credit Line remaining and not drawn upon shall be terminated and, provided, further, that the Company may, at any time during the Availability Period, by providing TATOP with a 30-day prior written notice, (a) terminate the Credit Line, or (b) reduce the Credit Line (provided that, unless terminated, the Credit Line shall remain in an amount of at least US$1 million), in which cases, the Credit Line Fee (described below) shall be reduced, effective as of the actual termination of the 30 day period set forth above.

     (v) Loan Term. The term of the Loan shall commence on the date on which the Loan is actually granted to the Company (the "Loan Date") and shall terminate at the end of the sixty six (66) month period following the date of the Closing.

     (vi) Interest. The annual rate of interest shall be fixed at 5% and shall be compounded annually on the outstanding principal of the Loan as of the Loan Date and until payment in full of the outstanding principal of the Loan pursuant to the provisions contained herein. Interest on the Loan shall be computed on the basis of a 365-day year.

     (vii) Payment of Interest. Interest shall be paid on the last day of each quarter, commencing as of the Loan Date, with each payment being supplemented by applicable value added tax against delivery of a tax invoice.

TAT Credit Line Agreement


     (viii) Payment of Principal. Subject to the Event of Default provisions described below, the principal amount of the Loan shall be repaid in four equal installments in equal intervals (subject to the following provisos) over the period commencing on the Loan Date and terminating at the end of the sixty six month period following the date of the Closing; provided that no return of principal shall be due before the termination of 30 months following the Closing; and provided, further, that the first installment shall not become due and payable prior to the first anniversary of the Loan Date and the remaining three installments shall be paid in equal intervals with the last installment being payable upon the termination of the aforementioned sixty six month period.

     (ix) Prepayment. On each interest payment date, the Company may prepay, without incurring any penalty or charge amounts due on account of the Loan; provided, however, that each prepayment amount shall be in an amount of at least US$100,000, and provided further that the Company has given TATOP an advance written notice of each such prepayment by no later than 30 days prior to such interest payment date.

     (x) Currency; Manner of Payment. The delivery of the Loan to the Company by TATOP and all payments that are to be paid to TATOP by the Company, pursuant to this Agreement, shall be paid in US Dollars. Payment to be made to TATOP shall be transferred to TATOP's bank account, as shall be designated by TATOP from time to time in a written notice delivered by TATOP to the Company. The Company shall make such payments to such bank account by initiating such payments on a banking day, before 11.00 a.m., Israel time, by bank wire transfer in immediately available funds, marked for attention as indicated.

     (xi) Credit Line Fee. As of the Closing and for so long as the Credit Line is outstanding, the Company shall pay TATOP a fee equal to 0.5% of the outstanding Credit Amount per annum (subject to reduction during the year in accordance with the provisions of sub-Section (iv) above). The first Credit Line Fee shall be paid at the Closing and shall apply to the first full year following the Closing. Thereafter, upon each anniversary of the Closing, the Credit Line Fee shall be paid in advance with respect to the annual (or, on the fifth anniversary, the semi-annual) period commencing on such date. Notwithstanding the above, should the Company elect to reduce the Credit Line, in accordance with the provisions of sub-Section (iv) above, then TATOP shall promptly reimburse the Company for the surplus Credit Line Fee that had been paid for the period after the reduction becomes effective.


2.   FINANCIAL COVENANT OF THE COMPANY FOLLOWING THE CLOSING
     -------------------------------------------------------

2.1. Financial Covenant. As of the Closing and for so long as either the Credit Line or the Loan (if provided) is outstanding, the shareholders' equity of the Company (the "Equity") shall not be less than US$25 million and shall not represent less than 50% of the "total assets" of the Company (the "Financial Covenants"); provided, however, that (i) any decrease in the Equity resulting from a one-time deduction or the deduction over a period of time of goodwill (or any different accounting term which may at the time apply to what is currently referred to as "goodwill") following the consummation by the Company or any of its subsidiaries of any investment transaction (involving the acquisition of securities or assets) or other similar transaction approved by

TAT Credit Line Agreement


     one of the directors designated by TATOP to the Board of Directors of the Company (excluding, for the avoidance of doubt, the Independent Director), and (ii) any deduction for accounting purposes resulting from the issuance of the Warrant under the Warrant Agreement (as defined in the SPA) to TATOP, shall correspondingly reduce the number and the percentage set forth in this financial covenant.

2.2. Non-Compliance with Financial Covenant. If, based on the Company's financial statements for the respective year or quarter, as the case may be, the Company does not comply with the Financial Covenants, then unless the Company, within 60 days following the release of the applicable financial statements (and, in the event the Loan is outstanding, during which period, a Default Notice (as defined below) shall have been delivered to the Company in accordance with the provisions of Section 3(c) below) (i) raises sufficient funds from its shareholders or from third parties or takes such other reasonable actions to cure such non-compliance, and (ii) provides TATOP with a letter from the Company's auditors confirming that the actions taken by the Company have cured such non-compliance, the Loan (if previously granted) and all amounts accrued thereon may be declared by a 10 day written notice immediately due and payable and, if not yet cured during such 10 days, will be callable by the Company.

2.3 For the purpose of clarity it is hereby clarified that the Company's non-compliance with the Financial Covenants, which is not be cured by the Company in accordance with the provisions set forth in Section 2.2 above shall not grant TATOP. any right or relief under applicable law or agreement other than the right of acceleration of all amounts due on account of the Loan, as more fully set forth in Section 2.2 above.

2.4. For purposes of this Section 2, the Company's Equity and total assets shall be determined based on the Company's consolidated financial statements which (i) with respect to the Company's annual, audited financial statement, will be prepared in accordance with United States GAAP, and (ii) with respect to the Company's quarterly unaudited but reviewed financial statements, will be prepared in accordance with Israeli GAAP.

3.   EVENTS OF DEFAULT AND REMEDIES THEREFOR
     ---------------------------------------

     (a) Events of Default. Any one or more of the following shall constitute an "Event of Default" as the term is used herein:

          (1) Any default in the payment of principal or interest on the Loan when due, which default shall continue for more than 5 days following the delivery of written notice by TATOP to the Company.

          (2) The Company is generally not paying its debts as they become due, or makes an assignment of its substantial assets for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for or over all the assets of the Company

TAT Credit Line Agreement


               or a substantial part thereof.

          (3) Any representation or warranty made or furnished by the Company in the SPA, including in all Exhibits and schedules thereto and documents referred to in the Exhibits and schedules thereto, is found to be untrue in any material respect (which, for purposes of this Agreement shall be deemed to refer to claims of aggregate damages to TATOP of at least US$500,000) as of the date set forth above and the date of the Closing; provided, however, that as of the second anniversary of the Closing, this Section 3(a)(3) shall be terminated and shall no longer have any force and effect;

          (4) A Liquidator, trustee or receiver is appointed for or over all of the assets of the Company or a substantial part thereof and is not discharged within 90 days after such appointment; or

          (5) Liquidation, reorganization, arrangement, insolvency or other similar proceeding under the Companies Law for the relief of debtors, is instituted by or against the Company and, if instituted against the Company, is consented to or is not dismissed within 90 days of such institution.

     (b) Notice to TATOP. When any Event of Default described in Section 3(a)(other than an Event of Default described in Section 3(a)(1)) has occurred, the Company shall give TATOP a written notice within five business days of its becoming aware such event.

     (c) Acceleration of Maturities. When any Event of Default described in Sections 3(a)(1) through 3(a)(3), inclusive, of Section 3(a) has happened and is continuing, TATOP may, by notice in writing (which in the case of an Event of Default described in Section 3(a)(3) shall not be less than 14 days) (the "Default Notice") sent to the Company, declare the Loan due and payable, without any additional presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

          When any Event of Default described in 3(a)(4) or 3(a)(5) has occurred, then the Loan shall immediately become due and payable without presentment, demand or notice of any kind, all of which are hereby expressly waived. Upon the Loan becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to TATOP all principal of and interest accrued on the Loan, together with applicable value added tax, if any, against delivery of a tax invoice.

          Such amounts shall be supplemented by additional interest accrued thereon at an annual rate of 3% from the date when the Event of Default has occurred and until the payment date. Neither any course of dealing on the part of TATOP nor any delay or failure on the part of TATOP to exercise any right shall operate as a waiver of such right or otherwise prejudice TATOP' rights, powers and remedies. The Company further

TAT Credit Line Agreement


          agrees, to the extent permitted by law, to pay TATOP all reasonable expenses incurred by it in the implementation of its rights, powers and remedies under this Section 3.

4.   MISCELLANEOUS
     -------------

     (a) Exhibits. The Exhibits attached to this Agreement constitute a part of this Agreement. They are incorporated herein by reference and shall have the same force and effect as if set forth in full in the main body of this Agreement.

     (b) Governing Law; Forum for Dispute Resolution. This Agreement shall be governed by the laws of the State of Israel. Any dispute arising under or with respect to this Agreement shall be resolved exclusively in the appropriate court in Tel Aviv, Israel.

     (c)  Notices.

          All notices required or permitted hereunder to be given to a party pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to the addressee thereof (i) if hand delivered, on the day of delivery, (ii) if given by facsimile transmission, on the business day on which such transmission is sent and confirmed,
          (iii) if given by air courier, two business days following the date it was sent or (iv) if mailed by registered mail, return receipt requested, five business days following the date it was mailed, to such party's address as set forth below or at such other address as such party shall have furnished to each other party in writing in accordance with this provision:

          if to the Company:  TAT Technologies Ltd.
                              Yasur Industries Zone , Gedera
                              PO. Box 80 70750
                              Tel: ____________________
                              Fax: ____________________

          With a copy to:     Adv. J. Zaltzman
                              J. Zaltzman & Co. 6 Hahilazon
                              Street, Ramat-Gan 52522 Facsimile:
                              03-6111801

          if to TATOP:        c/o Ta-Tek Ltd., as general partner of TATOP
                              c/o FIMI 2001 Ltd.
                              "Rubinstein House"
                              37 Petach Tikva Road
                              Tel: 03-5652244
                              Fax: 03-5652245

          With a copy to:     Sharon Amir, Adv.
                              Naschitz, Brandes & Co.

TAT Credit Line Agreement


                              5 Tuval Street
                              Tel-Aviv 67897
                              Israel
                              Facsimile: +972-3-623-5021

     Each party may from time to time change the address or fax number to which notices to it are to be delivered or mailed hereunder by notice delivered or sent to the other party in accordance herewith; provided, however, that any notice of change of address shall be deemed effective only upon its receipt.

     (d) Entire Agreement. This Agreement together with all other TAT Transaction Documents (as defined in the SPA) constitute the entire agreement among the parties regarding the transactions contemplated herein, and may not be amended except by written instrument, executed by both parties.

     (e) Headings. The headings contained in this Agreement are solely for convenience of reference and shall not affect the interpretation of this Agreement.

     (f)   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (g) Assignment. Except as set forth below, the parties hereto will not sell, assign, transfer, or otherwise convey any of their rights or delegate any of their duties under this Agreement. TATOP may not assign or otherwise transfer the Note (other than upon the liquidation or dissolution of TATOP) to its Permitted Transferee, provided, however that FIMI 2001 Ltd. shall continue to represent the Permitted Transferees pursuant to an irrevocable power of attorney until all amounts due on account of the Loan are repaid in full. For purposes of this Agreement, and subject to the foregoing provisions, "Permitted Transferees" shall mean (i) TATOP's partners, (ii) the shareholders or partners (as applicable) of such partners, or (ii) any entity controlled by, controlling, or under common control with TA-TEK Ltd., FIMI 2001 Ltd. or Mr. Ishay Davidi (for so long as Mr. Davidi remains the CEO or equivalent position in Opportunity Fund or any successor fund).

     (h) Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to either the Company or TATOP upon any breach or default by the other party under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

     (i) Further Actions. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

TAT Credit Line Agreement


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TAT Technologies Ltd.
By:    _______________________
Name:  _______________________
Title: _______________________

TA-TOP, Limited Partnership
By:__________________________
Name:

TAT Credit Line Agreement
-------------------------


To:  TAT Technologies Ltd.

Re:  Irrevocable Undertaking:

We, the undersigned, FIMI Israel Opportunity Fund, Limited Partnership and FIMI Opportunity Fund, L.P., hereby undertake, guarantee agree and be responsible for the fulfillment by TATOP of its obligations under this Agreement, including but not limited to, its obligation to make the Credit Line available and to provide the Company with the Loan, if requested by the Company, all in accordance with and subject to the terms and provisions of this Agreement.

For avoidance of any doubt it is hereby clarified that this undertaking will survive the liquidation or dissolution of TATOP. for any reason or under any circumstances.

FIMI Opportunity Fund, L.P
and
FIMI Israel Opportunity Fund, Limited Partnership

By: FIMI 2001 Ltd.
By:_______________________________
Ishay Davidi, CEO